EXHIBIT 10.01

SEPARATION AND RELEASE AGREEMENT

This SEPARATION AND RELEASE AGREEMENT (the "Agreement') has been made and entered into as of the 31st day of March, 2010 by and between DERMA SCIENCES, INC. and DERMA FIRST AID PRODUCTS, INC., both Pennsylvania corporations having their principal office at 214 Carnegie Center, Suite 300, Princeton, New Jersey 08540 (collectively the "Employer"), and DANIEL RIVEST, whose primary residence is _____________,________, Pennsylvania _____ (the "Employee") (Employer and Employee collectively referred to as the "Parties").

WITNESSETH:

WHEREAS, the Employee has been employed by Derma Sciences as the Executive Vice President–First Aid Products and by Derma First Aid as its President; and

WHEREAS, the Employer has terminated Employee's employment with Employer; and

WHEREAS, the Parties desire to set forth their respective rights and obligations in respect of Employee’s separation of employment from Employer;

NOW, THEREFORE, in consideration of the covenants and conditions set forth herein, the parties, intending to be legally bound, agree as follows:

1.      Employment Status.

(a)  Employee’s status as an employee of Employer is hereby terminated effective March 31st, 2010 (the "Separation Date").

(b)  Provided and as such time as this Agreement becomes effective pursuant to paragraph 8(b), Employer and Employee agree to enter into the Consulting Agreement annexed as Exhibit A hereto. If this Agreement does not become effective, then any consulting services provided to Employer by Employee after the Separation Date shall be paid for by Employer on a per diem basis based on Employee’s current base salary.

2.      Severance Benefits.  From and after the Separation Date, and provided this Agreement becomes effective, Employee and Employer hereby agree to the following severance benefits, subject to the terms and conditions of this Agreement.

(a) Upon expiration of the Consulting Agreement, Employer will pay Employee a total of an additional Ninety Eight Thousand Dollars ($98,000) (less applicable withholdings for federal, state and local taxes) payable in equal installments on regular payroll dates during the  six month period immediately following expiration of the Consulting Agreement

(b) Employee will receive a letter regarding the terms of continuation of coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986 ("COBRA"), as set forth in section 4980B of the Internal Revenue Code of 1986, as amended to continue medical, dental and prescription drug coverages (collectively, the "Medical Coverages") beyond the Separation Date.  If Employee elects, under COBRA, to continue the Medical Coverages, Employer agrees to pay the premiums for such coverage through June 30th, 2010.

(c) Employee hereby acknowledges and agrees that he is not entitled to any other compensation or benefits of any kind or description from Employer, or from any affiliate of Employer, other than as set forth in this Section 2.

3.      Non-Disclosure.

(a)   In connection with the performance of Employee's duties for Employer, Employee has or may have received, obtained or created confidential information with respect to the business, products, customers, financial condition, salaries, or personnel information (“Confidential Information”) of Employer or Employer’s affiliates.  Employee agrees that he will hold and treat such Confidential Information in confidence and will not, directly or indirectly, divulge, publish or otherwise disclose such Confidential Information to any person, firm or corporation either prior to or after the Separation Date or use such Confidential Information except for the benefit of Employer unless: (i) such Confidential Information becomes generally available to the public other than as a result of a disclosure by Employee (ii) Employee is legally required to disclose any of such Confidential Information, but only after Employee shall have provided the Employer with prompt notice of such requirement so that the Employer may take appropriate action; or (iii) Employer shall expressly consent to such disclosure in writing in advance.

(b)  Employee further agrees that he will not disclose the existence or terms of this Agreement to any party other than his immediate family and confidential financial and legal advisors.  Employee agrees to inform those to whom he has made such disclosures of the confidential nature of the Agreement and the terms hereof, and instruct such persons that they are not to disclose the existence or terms of the Agreement to anyone.

4.      Employer Documents Property.

(a)  Employee hereby represents, warrants, and confirms that he has returned (or will return promptly upon expiration of the Consulting Agreement) to Employer all originals and copies, whether in hardcopy or electronic format, of all Employer documents, memoranda, data, files, correspondence, letters, notes, plans, reports, and all books and manuals issued by Employer, relating to the Employer’s business activities that Employee may have possessed, created or have had under his control, except for Employer’s employee benefit plans and summary plan descriptions, records relating to the accrual or payment of benefits under Employer's employee benefit plans (e.g., benefit plan statements issued to Employee), and records setting forth the amount of compensation the Employee earned from Employee (e.g. check stubs and W-2 forms).

(b)  Employee hereby confirms that he has returned (or will return promptly upon expiration of the Consulting Agreement) to Employer any and all of Employer’s property in his possession, including but not limited to computers and computer-related equipment including any computer, software, cellular phone, credit card, security key card, telephone card, car service card or voucher, and Employer identification card.

5.      Non-Disparagement.  Employee hereby agrees not to make, or cause to be made, any derogatory and/or untruthful statements about the Employer, and its affiliates, parents and subsidiaries, and their present and former directors, officers, employees, agents, attorneys, successors and assigns (collectively, the "Protected Parties"), or the personnel policies and practices of the Protected Parties, to any customers, competitors, suppliers, employees, former employees or other persons (including but not limited to the press or other media).  Nothing in this Agreement is intended to restrict Employee from testifying fully and truthfully in any action or proceeding in which Employee has been subpoenaed to appear, provided that Employee shall notify Employer immediately of the receipt of any such subpoena so that Employer may have an opportunity to contest the same. Employer hereby agrees not to make, or cause to be made, any derogatory and/or untruthful statements about the Employee to any employees or prospective employers (including but not limited to the press or other media).  Nothing in this Agreement is intended to restrict Employer from testifying fully and truthfully in any action or proceeding in which Employer has been subpoenaed to appear, provided that Employer shall notify Employee immediately of the receipt of any such subpoena so that Employee may have an opportunity to contest the same.

6.      Mutual Release of Claims.

(a)  Employee hereby releases and discharges the Protected Parties from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims and demands whatsoever which Employee, his heirs, executors, administrators and assigns has, or may hereafter have against the Protected Parties, or any of them, arising out of or by reason of any cause, matter or thing whatsoever from the beginning of the world to the date hereof, including without limitation any and all matters relating to his employment by the Employer and the cessation thereof; his employee benefits; and all matters arising under any federal, state or local statute, rule or regulation or principle of contract law or common law, including but not limited to Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Fair  Labor Standards Act,. 29 U.S.C. § 201 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Reconstruction Era Civil Rights Act, 42 U.S.C. § 1981 et seq., the Americans with Disabilities Act of 1993, 42 U.S.C. § 12900 et seq., the New Jersey Law Against Discrimination, N.J.S.A. 10:5-1 et seq., the Conscientious Employee Protection Act, N.J.S.A. 34:19-1 et seq., and the New Jersey Family Leave Act, N.J.S.A. 34:11B-1 et seq.

(b)  Employee represents that he has not filed any claims or causes of action of any kind against the Parties protected with any local, state or federal agency, court or tribunal, nor does he have any knowledge or reason to believe that anyone else has filed such a charge or complaint on his behalf.  If Employee should file such a charge or complaint, or if any agency shall ever assume jurisdiction against the Releases on behalf of Employee and/or commence any proceedings against the Company, he will be bound by his waiver and general release herein and he will not accept any benefit or remedy which may be awarded as a result of such charge(s) or complaint(s).

(c)  Employer hereby releases and discharges the Employee from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims and demands whatsoever (“Claims”) which Employer, its successors and assigns has, or may hereafter have against the Employee, arising out of or by reason of any cause, matter or thing whatsoever from the beginning of the world to the date hereof, including without limitation any and all matters arising out of or relating to the employment of the Employee by Employer.

(d)   Neither party releases the other from any Claims arising out of or relating to this Agreement or the Consulting Agreement arising after the date hereof.

7.  Employee Covenants.

The Employee agrees and covenants as follows:

(a)  that the Employee will not, until the expiration of the period commencing on the Separation Date and ending on the date that is six (6) months after the Separation Date, engage, either directly or indirectly on Employee’s own account or as agent, stockholder, owner, employee, employer or otherwise, anywhere in the world, in a business that is in any way competitive with the first aid product business conducted by Employer.

(b)  that the Employee shall not, until the expiration of the period commencing on the Separation Date and ending on the date that is one (1) year from the Separation Date, either directly or indirectly for Employee’s own individual purposes or those of another (i) directly or indirectly hire or employ any employee of the Employer without regard to his/her location, or contact or approach, any such employee of the Employer, for the purpose of attempting to or actually soliciting or hiring that employee for Employee’s own account or for the account of another or (ii) directly or indirectly contact or approach any of the current customers of the First Aid Division with the purpose of soliciting sales of products that compete with products offered by the First Aid Division.

(c)  The Employee further agrees that the covenants contained in paragraphs 7(a) and (b) are reasonable as to geographic space, time and scope, protect the legitimate interests of the Employer and present no undue hardship to the Employee.  Employee hereby waives any defenses which contest the reasonableness of the covenants contained in paragraphs 7(a) and 7(b).  If nonetheless a court of competent jurisdiction believes under the circumstances that the covenants are too broad, or unreasonable or unenforceable, in whole or in part, said court may modify the covenants so that same are enforceable to the maximum extent permissible by law.

(d)  It is the intent of the parties that each of paragraphs 7(a) and (b) be a separate and distinct promise and that unenforceability of any one paragraph shall have no effect on the enforceability of the other.

(e)  It is understood and agreed by and between the parties hereto that the rights and privileges granted to Employer by Employee under paragraphs 7(a) and (b) are of a special, unique and extraordinary character, which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law, and that a breach by Employee of any of the provisions contained in this Agreement will cause Employer great and irreparable injury and damage.  Employee hereby expressly agrees that Employer shall be entitled to the remedies of injunction, specific performance and other equitable relief to prevent a breach of this Agreement by Employee.  This provision shall not, however, be construed as a waiver of any of the rights which Employer may have for damages or otherwise.

(f)  Employee agrees to perform services in accordance with the Consulting Agreement.

8.      Effective Date.  This Agreement is valid only if signed by Employee on or after Employee's Separation Date and received by Employer within thirty-one (31) days of Employee's Separation Date.

(a)  Employee acknowledges that Employer has provided him with at least twenty–one (21) days from the date upon which this Agreement is delivered to him within which to consider the terms and effect of this Agreement.  Employee voluntarily waives any right he/she may have, prior to signing this Agreement, to additional time with which to consider the Agreement. Employee represents that if he signs this Agreement before the expiration of the twenty-one (21) day period, it is because he has decided voluntarily that he does not need any additional time to decide whether to sign the Agreement.

(b)  Employee has seven days following the date he signs the Agreement during which he may revoke the Agreement by notifying the Employer in writing of such action.  The Agreement will not be effective until the eighth day following Employer’s receipt of the Agreement signed by Employee, and no payments shall be due, owing or paid by Employer unless and until this Agreement becomes effective.  Employee may revoke this Agreement by giving written notice of such revocation to:

Derma Sciences, Inc.
214 Carnegie Center
Suite 300
Princeton, New Jersey 08540
Attn:  Human Resources Department Head

ANY SUCH REVOCATION SHALL BE DELIVERED BY OVERNIGHT MAIL AND MUST BE POSTMARKED WITHIN THE REVOCATION PERIOD.  If the seventh day falls on a Saturday or Sunday or legal holiday in the state in which the Employee was employed at the time of his last day of employment, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday or legal holiday.

9.      General.

(a)  This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, if any, with respect hereto and cannot be modified, amended, waived or terminated, in whole or in part, except in writing signed by the party to be charged.

(b)  The covenants, agreements, representations and warranties contained in or made pursuant to this Agreement shall survive this Agreement.

(c)  Employee agrees that any breach of the obligations set forth in Sections 3, 4, 5, 7(a),  7(b) and 7(f) shall be considered a material breach of this Agreement; provided that with respect to Section 4, the breach shall only be considered material if Employee refuses to return Employer property within three (3) days of a request by Employer.  Upon a breach of any of these provisions by Employee, and due to the difficulties in calculating the damages that might be sustained (directly or indirectly) as a result of such breach, Employee shall forfeit his right to any and all benefits or payments to be provided pursuant to Section 2 of this Agreement.  Employer may withhold any payments otherwise due under this Agreement pending final adjudication of any such claim of material breach.

(d)  The headings used in this Agreement are solely for the convenience of reference and shall not be given any effect in the construction or interpretation of this Agreement.  This Agreement shall be construed without regard to any presumption or any other rule requiring construction against the party causing this Agreement to be drafted.

(e)  EMPLOYEE AND EMPLOYER WAIVE TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF, THIS AGREEMENT OR THE VALIDITY, PROTECTION, INTERPRETATION, OR ENFORCEMENT THEREOF.

(f) Employee agrees that if he ever challenges the validity of this Agreement, Employee will return all money paid to Employee pursuant to Section 2 by certified check delivered to the Employer.

(g)  Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

(h)  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(i)  This Agreement shall be governed by the laws of the State of New Jersey without giving effect to principles of conflicts of laws.

EMPLOYEE HEREBY ACKNOWLEDGES THAT, BEFORE ENTERING INTO THIS AGREEMENT, HE HAS RECEIVED A REASONABLE PERIOD OF TIME WITHIN WHICH TO CONSIDER ALL OF THE PROVISIONS CONTAINED IN THIS AGREEMENT, THAT HE HAS FULLY READ AND UNDERSTANDS ALL OF THE TERMS, CONTENTS, CONDITIONS AND EFFECTS OF ALL PROVISIONS OF THIS AGREEMENT, THAT NO PROVISION OR REPRESENTATION OF ANY KIND HAS BEEN MADE, EXCEPT THOSE EXPRESSLY STATED IN THIS AGREEMENT, AND THAT HE ENTERS INTO THIS AGREEMENT KNOWINGLY AND VOLUNTARILY.  EMPLOYEE FURTHER ACKNOWLEDGES THAT HE HAS BEEN ENCOURAGED TO CONSULT WITH AN ATTORNEY OF HIS OWN CHOOSING CONCERNING ALL OF THE TERMS AND CONDITIONS OF THIS AGREEMENT AND THE EMPLOYEE’S SEPARATION FROM EMPLOYER PRIOR TO EXECUTING THIS AGREEMENT.

[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first appearing above.

DERMA SCIENCES, INC.

By:	/s/ Edward J. Quilty
Name: Edward J. Quilty
Title: President and CEO

DERMA FIRST AID PRODUCTS, INC.

By:	/s/ Edward J. Quilty
Name: Edward J. Quilty
Title: President and CEO

/s/ Daniel Rivest
Daniel Rivest

EXHIBIT A

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made as of the 31st day of March, 2010 by and between DANIEL RIVEST (the “Consultant”), and DERMA SCIENCES, INC. and DERMA FIRST AID PRODUCTS, INC., both Pennsylvania corporations having their principal office at 214 Carnegie Center, Suite 300, Princeton, New Jersey 08540  (collectively, the “Company”).

RECITALS:

WHEREAS, pursuant to a Separation and Release Agreement dated March 31st, 2010 (the “Separation Agreement”), the Company desires to retain the Consultant to render consulting services to the Company with regard to assisting the Company’s executive management team with a smooth transition of his responsibilities within the Company’s First Aid division and the Consultant wishes to render such services, all as provided below.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained in this Agreement, and of other consideration (the receipt and sufficiency of which are acknowledged by each party), the parties agree as follows:

ARTICLE 1

 CONSULTING SERVICES

1.1           Consulting Services

(a)           The Company hereby retains the Consultant as an independent contractor and the Consultant hereby agrees to be retained in such capacity and perform certain services for the Company, to promote the interests of the Company.

(b)           The term of this Agreement shall be from March 31, 2010 to June 30, 2010 (the “Term”).  During the Term, the Consultant shall report to the Company’s office on a regular basis or otherwise perform services for the Company for at least 25 hours per week and during such time provide the Company with advice as is reasonably requested by the Company, including but not limited to cooperating with and assisting the Company’s executive management team with a smooth transition of his responsibilities within the Company’s First Aid division.

(c)  The Consultant shall follow the direction of and report to the Chief Executive Officer of Derma Sciences, Inc., Edward J. Quilty.

1.2           Compensation

(a)            In consideration for the services to be rendered by the Consultant to the Company pursuant to this Agreement, the Company shall pay to the Consultant for the Term the sum of Forty Nine Thousand Dollars ($49,000), less any amounts earned by and paid to Consultant during the period between the Separation Date and the Effective Date of the Separation Agreement, payable in equal installments on the Company’s regular payroll dates during the Term.

(b) Consultant acknowledges that as an independent contractor he will be responsible for and will pay all applicable federal, state and local taxes with respect to the consulting payments made hereunder.

(c)  Consultant will also be reimbursed for reasonable and necessary business expenses incurred in performing the services in accordance with the Company’s usual policies and procedures.

1.3           Benefits

During the Term, Consultant shall not be entitled to any Company benefits; provided, however, that the Company agrees to pay the COBRA premiums for Consultant’s Medical Coverages as set forth in Section 2 of the Separation Agreement.

ARTICLE 2

GENERAL

2.1	Interpretation and Enforcement

(a)           The benefits of this Agreement shall inure to the parties hereto, their respective successors and assigns and to the indemnified parties hereunder and their respective successors and assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns.

(b)           If it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that any term or provision hereof is invalid or unenforceable, (i) the remaining terms and provisions hereof shall be unimpaired and shall remain in full force and effect and (ii) the invalid or unenforceable provision or term shall be replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable term or provision.

(c)           This Agreement embodies the entire agreement and understanding of the parties hereto and supersedes any and all prior agreements, arrangements and understanding relating to the matters provided for herein.  No alteration, waiver, amendment, change or supplement hereto shall be binding or effective unless the same is set forth in writing signed by a duly authorized representative of each party.

(d)           This Agreement does not create, and shall not be construed as creating, rights enforceable by any person or entity not a party hereto, except those entitled thereto by virtue of the indemnification provisions hereof.  The Company acknowledges and agrees that with respect to the services to be rendered by the Consultant, the Consultant is not and shall not be construed as a fiduciary of the Company and shall have no duties or liabilities to the equity holders or creditors of the Company or any other person by virtue of this Agreement and the retention of the Consultant hereunder, all of which are hereby expressly waived.  The Company also agrees that the Consultant shall not have any liability (including without limitation, liability for losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements resulting from any act or omission of the Consultant, whether direct or indirect, in contract, tort or otherwise) to the Company or to any person (including, without limitation, equity holders and creditors of the Company) claiming through the Company for or in connection with the engagement of the Consultant, this Agreement and the transactions contemplated hereby, except for liabilities which arise as a result of the gross negligence or willful misconduct of Consultant.  The Company acknowledges that the Consultant was induced to enter into this Agreement by, inter alia, the provisions of this Section.

2.2           Applicable Law

The validity and interpretation of this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New Jersey applicable to agreements made and to be fully performed therein (excluding such state’s conflicts of laws rules).

2.3           Counterparts

         This Agreement may be executed in any number of counterparts.  Each executed counterpart shall be deemed to be an original.  All executed counterparts taken together shall constitute one Agreement.

IN WITNESS OF their agreement, the parties have duly executed this Agreement as of the date first written above.

DERMA SCIENCES, INC.

By:
Name:
Title:

DERMA FIRST AID PRODUCTS, INC.

By:
Name:
Title:

DANIEL RIVEST